Exhibit 11



                           NET INCOME (LOSS) PER SHARE


The following table presents the information needed to compute primary income per common share:





                                                       (Unaudited)                                (Unaudited)
                                               For the Three Months Ended                   For the Six Months Ended
                                              12/28/96             12/30/95              12/28/96              12/30/95
                                             (13 Weeks)           (13 Weeks)            (26 Weeks)            (26 Weeks)
                                             ----------           ----------            ----------            ----------

Net income (loss)                       $        321,140         $    (358,107)    $         829,369         $   (737,145)

Weighted average shares
   outstanding                                 3,262,866             3,236,199             3,249,826            3,236,199
Less: Treasury Shares                            (27,600)              (27,600)              (27,600)             (27,600)
Add:  Assumed exercise of
   options reduced by the
   number of shares purchased
   with proceeds                                 124,075                36,236               116,662               69,336
                                             -----------          ------------           -----------         ------------
Adjusted weighted average of
   shares outstanding                          3,359,341             3,244,835             3,338,888            3,277,935
                                             ===========            ==========             =========           ==========

Net income (loss) per share                     $ 0.10               $  (0.11)                $ 0.25             $ (0.23)
                                                 =====                =======                  =====              ======

                                                                        Page 13

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